ARTICLES OF INCORPORATION

OF

DIAGNOSTIC IMAGING INSTITUTE, INC.

I, the undersigned natural person, acting as Incorporator of a corporation under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE ONE

Name of Corporation

The name of the corporation is DIAGNOSTIC IMAGING INSTITUTE, INC.

ARTICLE TWO

Duration

The period of its duration is perpetual.

ARTICLE THREE

Purpose

The purpose of the corporation is to transact any lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

Shares

The corporation shall have authority to issue in the aggregate 1,000,000 shares of capital stock, consisting of one class of Common Stock of the par value of $1.00 each.

ARTICLE FIVE

Commencement of Business

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $1,000.00 consisting of money, labor done or property actually received.

ARTICLE SIX

Registered Office and Agent

The street address of the corporation's initial registered office is 9101 LBJ Freeway, Suite 470, LB 8, Dallas, Texas 75243, and the name of the initial registered agent at such address is Lynn Anderson.

ARTICLE SEVEN

Initial Directors

The number of Directors of the corporation shall be specified in or determined in the manner provided in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws, provided that the number of Directors of the corporation shall not be less than one. The name and address of the sole Director who is to serve as such until the first annual meeting of shareholders or until her successors are elected and qualified is as follows:

NAME	ADDRESS
Lynn Anderson	9101 LBJ Freeway, Suite 470 Lock Box 8 Dallas, TX 75243

ARTICLE EIGHT

No Cumulative Voting

At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

ARTICLE NINE

No Pre-Emptive Rights

No shareholder of this corporation shall, by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe to shares of any class of this corporation, now or hereinafter authorized, or shares thereof held in the treasury of this corporation, or any notes, debentures,

bonds or other securities convertible into, or carrying options or warrants to purchase, or shares of any class now or hereafter authorized, whether issued for cash or other consideration or by way of dividend or otherwise.

ARTICLE TEN

INCORPORATOR

The name and address of the incorporator is as follows:

Name	Address
Grady P. Dickens	300 Crescent Court Suite 950 Dallas, TX 75201

ARTICLE ELEVEN

Bylaws

The Board of Directors is expressly authorized to make, alter, or amend the Bylaws of this corporation or to adopt new Bylaws.

ARTICLE TWELVE

INDEMNITY

All of this corporation's directors and officers and former directors and officers and all persons who may have served at this corporation's request as a director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor, shall be indemnified against expenses actually and necessarily incurred by them in connection with the defense of any threatened, pending, or completed action, suit or proceeding in which they, or any of them are made parties, or a party, by reason of being or having been directors or officers or a director or officer of this corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct. The foregoing right to indemnity shall include reimbursement of the amounts and expenses paid or incurred in settlement of any such action, suit, or proceeding if settlement thereof or a plea of nolo contendere (or other plea of substantially the same import and effect) in the opinion of counsel for this corporation appears to be in the interest of this corporation. Such indemnification shall not be

deemed exclusive of any other rights to which those indemnified may be entitled by law or under any bylaws, agreement, vote of stockholders or otherwise.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of March 1992.

Grady P. Dickens

Grady P. Dickens, Incorporator

STATE OF TEXAS)
)
COUNTY OF DALLAS)

Before me, on this day personally appeared GRADY P. DICKENS, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

Given under my hand and seal of office this 26th day of March 1993.

Doris G. Wilson

Notary Public, State of Texas

My Commission Expires: ______________

Printed Name of Notary Public

DORIS G. WILSON
Notary Public, State of Texas
My Commission Expires 1/24/96